Exhibit 99.1

4 Embarcadero Center, Suite 3200 San Francisco, CA 94111 USA Tel: +1 415 738 6500 Fax: +1 415 738 6501 www.digitalrealty.com

A. William Stein	John J. Stewart
Interim Chief Executive Officer	Senior Vice President
and Chief Financial Officer	Investor Relations
Digital Realty Trust, Inc.	Digital Realty Trust, Inc.
+1 (415) 738-6500	+1 (415) 738-6500

DIGITAL REALTY REPORTS FIRST QUARTER 2014 RESULTS

San Francisco, Calif. (May 6, 2014) – Digital Realty Trust, Inc. (NYSE: DLR), the leading global provider of data center solutions, announced today financial results for the first quarter of 2014. All per share results are shown on a diluted share and unit basis.

Highlights

•	Reported FFO per share of $1.22 in 1Q14, up 5% from $1.16 in 1Q13;

•	Reported core FFO per share of $1.28 in 1Q14, up 8% from $1.18 in 1Q13;

•

Signed leases during 1Q14 expected to generate $47 million in annualized GAAP rental revenue (including a direct lease with a former sub-tenant representing approximately $12 million of annualized GAAP rental revenue);

•

Contributed a fully-leased, 108,000 square foot data center located in Somerset, NJ to the existing Digital Realty / Prudential Real Estate Investors joint venture at a valuation of approximately $40 million, representing a 7.1% cap rate (including debt prepayment penalty as well as closing costs);

•

Completed the sale of 14.6 million shares of 7.375% Series H Cumulative Redeemable Preferred Stock, including partial exercise of the underwriters’ over-allotment option, raising net proceeds of $353 million;

•	Closed a £300 million 9.5-year senior unsecured notes offering with a coupon of 4.75% per annum; and

•	Raised 2014 core FFO per share outlook to $4.80-$4.90 from the prior range of $4.75-$4.90.

Financial Results

Revenues were $391 million for the first quarter, a 3% increase over the previous quarter and a 9% increase over the same quarter last year.

Adjusted EBITDA was $234 million for the first quarter, a 3% increase over the previous quarter and a 9% increase over the same quarter last year.

Funds from operations (“FFO”) on a diluted basis was $168 million in the first quarter of 2014, or $1.22 per share, compared to $1.26 per share in the fourth quarter of 2013 and $1.16 per share in the first quarter of 2013.

First quarter 2014 results include a severance charge of approximately $12 million, or $0.09 per share, related to the departure of the company’s former Chief Executive Officer.

Excluding the severance charge and certain items that do not represent core expenses or revenue streams, first quarter 2014 core FFO was $1.28 per share compared to $1.26 per share in the fourth quarter of 2013 and $1.18 per share in the first quarter of 2013.

Net income for the first quarter of 2014 was $47 million, and net income available to common stockholders was $34 million, or $0.26 per diluted share, compared to $0.33 per diluted share in the fourth quarter of 2013 and $0.34 per diluted share in the first quarter of 2013.

Leasing Activity

“We signed new leases totaling $47 million of annualized GAAP rental revenue, including a $12 million direct lease with a former sub-tenant, during what is typically a seasonally-slow leasing quarter,” commented Interim Chief Executive Officer Bill Stein. “Our mid-market initiative continues to gain traction, and we signed over $4 million of colocation revenue during the first quarter. Pricing is generally stable-to-slightly-improving across product types and regions. We are pleased by the strong underlying demand, consistent leasing execution and gradually improving data center fundamentals.”

The weighted-average lag between leases signed during the first quarter and the contractual commencement date was a little over six months.

In addition to the new leases signed, Digital Realty also signed renewal leases representing $15 million of annualized GAAP rental revenue during the quarter. Rental rates on renewal leases signed during the first quarter of 2014 were flat on a cash basis and rolled up 13.5% on a GAAP basis.

New leases signed during the first quarter of 2014 by region and product type are summarized as follows:

	Annualized GAAP Rent (in thousands)	Square Feet	GAAP Rent / Sq. Ft.	MW	GAAP Rent /kW

North America
Turn-Key Flex	$12,376	76,017	$163	6.7	$154
Powered Base Building	12,040	160,632	75	—	—
Colocation	3,347	20,139	166	1.4	202
Non-Technical	375	30,962	12	—	—

Total	$28,138	287,750	$98	8.1	$162

Europe(1)
Turn-Key Flex	$3,560	17,821	$200	1.6	$183
Colocation	788	4,048	195	0.3	222
Non-Technical	106	2,515	42	—	—

Total	$4,454	24,384	$183	1.9	$189

Asia Pac(1)
Turn-Key Flex	$13,817	53,572	$258	6.2	$185
Colocation	—	—	—	—	—
Non-Technical	175	2,900	60	—	—

Total	$13,992	56,472	$248	6.2	$185

Grand Total	$46,584	368,606	$126	16.2	$174

(1)	Based on quarterly average exchange rates during the three months ended March 31, 2014.

Investment Activity

In March 2014, the company contributed a fully-leased, 108,000 square foot data center located in Somerset, NJ to the existing Digital Realty / Prudential Real Estate Investors joint venture at a valuation of approximately $40 million, generating a $1.9 million gain, and representing a 7.1% cap rate (including prepayment penalty as well as closing costs).

Subsequent to the end of the quarter, the company sold a single-tenant asset to the user for approximately $42 million, generating net proceeds of approximately $38 million. The company expects to recognize a gain on this sale of approximately $16 million in the second quarter of 2014.

Balance Sheet

Digital Realty had $5 billion of total debt outstanding as of March 31, 2014, comprised of $4.5 billion of unsecured debt and approximately $550 million of secured debt. At the end of the first quarter, net debt-to-adjusted EBITDA was 5.3x, debt-plus-preferred-to-total-enterprise-value was 46.3% and fixed charge coverage was 3.5x.

In March and April 2014, Digital Realty completed the sale of 14.6 million shares of 7.375% Series H Cumulative Redeemable Preferred Stock, including partial exercise of the underwriter’s over-allotment option, raising net proceeds of $353 million. In April, the company also closed a £300 million 9.5-year senior unsecured notes offering, interest on which is payable semiannually in arrears at a rate of 4.75% per annum.

In mid-April, Digital Realty redeemed $5.2 million of its 5.50% exchangeable senior debentures due 2029 at a price equal to 100% of the principal amount plus accrued and unpaid interest. In connection with the redemption, the company issued 6.7 million shares of restricted common stock in exchange for the $261.2 million remaining principal amount of the 2029 debentures pursuant to the holders’ exercise of their exchange right.

Revised 2014 Outlook

Digital Realty raised its 2014 core FFO per share outlook to $4.80-$4.90 up from the prior range of $4.75-$4.90. The assumptions underlying this guidance are summarized as follows.

	As of January 6, 2014	As of February 24, 2014	As of May 6, 2014
Internal Growth
Rental Rates on Renewal Leases
Cash Basis	Roughly flat	Roughly flat	Roughly flat
GAAP Basis	Modestly positive	Modestly positive	Modestly positive
Year-end portfolio occupancy	N/A	N/A	92.0%-93.0%
“Same-capital” cash NOI growth(1)	N/A	N/A	4.0%-5.0%
Operating Margin	25-75 bps < historical run-rate	25-75 bps < historical run-rate	25-75 bps < historical run-rate
Incremental Revenue from Speculative Leasing(2)	$20-$30 million	$20-$30 million	$10-$15 million
Overhead Load(3)	75-85 bps on total assets	75-85 bps on total assets	75-85 bps on total assets

External Growth
Acquisitions
Dollar Volume	$0-$400 million	$0-$400 million	$0-$400 million
Cap Rate	7.5%-8.5%	7.5%-8.5%	7.5%-8.5%
Joint Ventures
Dollar Volume	$0-$400 million	$0-$400 million	$40-$400 million
Cap Rate	6.75%-7.25%	6.75%-7.25%	6.75%-7.25%
Development
CapEx	$600-$800 million	$600-$800 million	$600-$800 million
Average Stabilized Yields	10%-12%	10%-12%	10%-12%

Enhancements and Other Non-recurring CapEx(4)	$85-$90 million	$85-$90 million	$85-$90 million
Recurring CapEx + Capitalized Leasing Costs(5)	$75-$80 million	$75-$80 million	$75-$80 million

Balance Sheet
Preferred Equity
Dollar Amount	$100-$250 million	$100-$250 million	$365 million
Pricing	8.0%-8.5%	8.0%-8.5%	7.375%
Timing	Early 2014	Early 2014	Early 2014
Long-Term Debt
Dollar Amount	$700-$900 million	$700-$900 million	$700-$900 million
Pricing	4.75%-5.50%	4.75%-5.50%	4.75%-5.50%
Timing	Early 2014	Early 2014	Mid-2014

Core Funds From Operations
$ / Share	$4.75-$4.90	$4.75-$4.90	$4.80-$4.90
(1)	The “same-capital” pool includes properties owned as of December 31, 2012 with less than 5% of total rentable square feet under development. It also excludes properties that were undergoing, or were expected to undergo, development activities in 2013-2014. NOI is defined as rental revenue and tenant reimbursement revenue less rental property operating and maintenance expenses, property taxes and insurance expenses (as reflected in the statement of operations), and cash NOI is NOI less straight-line rents and above- and below-market rent amortization.
(2)	Incremental revenue from speculative leasing represents revenue expected to be recognized in the current year from leases that have not yet been signed.
(3)	Overhead load is defined as General & Administrative expense divided by Total Assets.
(4)	Other non-recurring CapEx represents costs incurred to enhance the capacity or marketability of operating properties, such as network fiber initiatives, the build-out of an additional sub-station or installation of a new security system, in addition to major remediation costs on recently-acquired properties, whether or not contemplated in the original acquisition underwriting. Other non-recurring CapEx also includes infrequent and major component replacements.
(5)	Recurring CapEx represents non-incremental improvements required to maintain current revenues, including second-generation tenant improvements and leasing commissions. Capitalized leasing costs include capitalized leasing compensation as well as capitalized internal leasing commissions.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including FFO, core FFO and Adjusted EBITDA. A reconciliation from U.S. GAAP net income available to common stockholders to FFO, a definition of FFO, a reconciliation from FFO to core FFO, and a definition of core FFO are included as an attachment to this press release. A reconciliation from U.S. GAAP net income available to common stockholders to Adjusted EBITDA, a definition of Adjusted EBITDA, a definition of debt plus preferred to total enterprise value, and a definition of fixed charge coverage ratio are included as an attachment to this press release.

Investor Conference Call

Prior to Digital Realty’s conference call today at 5:30 p.m. EDT / 2:30 p.m. PDT, Digital Realty will post a presentation to the Investors section of the company’s website at http://investor.digitalrealty.com. The presentation is designed to accompany the discussion of its first quarter 2014 financial results and operating performance. The conference call will feature: Interim Chief Executive Officer and Chief Financial Officer A. William Stein; Chief Investment Officer Scott Peterson; Senior Vice President of Sales & Marketing Matt Miszewski; and Vice President of Finance Matt Mercier.

To participate in the live call, investors are invited to dial +1 (877) 870-4263 (for domestic callers) or +1 (412) 317-0790 (for international callers) at least five minutes prior to start time. A live webcast of the call will be available via the Investors section of Digital Realty’s website at http://investor.digitalrealty.com.

Telephone and webcast replays will be available until 9:00 a.m. EDT on June 4, 2014. The telephone replay can be accessed one hour after the call by dialing +1 (877) 344-7529 (for domestic callers) or +1 (412) 317-0088 (for international callers) and providing the conference ID# 10043944. The webcast replay can be accessed on Digital Realty’s website immediately after the live call has concluded.

About Digital Realty

Digital Realty Trust, Inc. focuses on delivering customer-driven data center solutions by providing secure, reliable and cost-effective facilities that meet each customer’s unique data center needs. Digital Realty’s customers include domestic and international companies across multiple industry verticals ranging from financial services, cloud and information technology services, to manufacturing, energy, health care and consumer products. Digital Realty’s 131 properties, including 13 properties held as investments in unconsolidated joint ventures, comprise approximately 24.5 million square feet as of March 31, 2014, including 1.3 million square feet of space under active development and 1.4 million square feet of space held for future development. Digital Realty’s portfolio is located in 33 markets throughout North America, Europe, Asia and Australia. Additional information about Digital Realty is included in the Company Overview, which is available on the Investors page of Digital Realty’s website at http://www.digitalrealty.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to supply and demand for data center and colocation space; leasing demand, volume and pipeline; data center fundamentals; rent from leases that have been signed but have not yet commenced and other contracted rent to be received in future periods; rental rates on future leases; our contribution of the Somerset, NJ property to our unconsolidated joint venture; cap rates and yields; and the company’s revised 2014 FFO, core FFO and net income outlook and underlying assumptions. These risks and uncertainties include, among others, the following: the impact of current global economic, credit and market conditions; current local economic conditions in our geographic markets; decreases in information technology spending, including as a result of economic slowdowns or recession; adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges); our dependence upon significant tenants; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; defaults on or non-renewal of leases by tenants; our failure to obtain necessary debt and equity financing; risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements; financial market fluctuations; changes in foreign currency exchange rates; our inability to manage our growth effectively; difficulty acquiring or operating properties in foreign jurisdictions; our failure to successfully integrate and operate acquired or developed properties or businesses; the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power; risks related to joint venture investments, including as a result of our lack of control of such investments; delays or unexpected costs in development of properties; decreased rental rates, increased operating costs or increased vacancy rates; increased competition or available supply of data center space; our inability to successfully develop and lease new properties and development space; difficulties in identifying properties to acquire and completing acquisitions; our inability to acquire off-market properties; our inability to comply with the rules and regulations applicable to reporting companies; our failure to maintain our status as a REIT; possible adverse changes to tax laws; restrictions on our ability to engage in certain business activities; environmental uncertainties and risks related to natural disasters; losses in excess of our insurance coverage; changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2013. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31, 2014	March 31, 2013
Operating Revenues:
Rental	$305,786	$281,399
Tenant reimbursements	83,621	75,917
Fee income	1,183	806
Other	—	248

Total operating revenues	390,590	358,370

Operating Expenses:
Rental property operating and maintenance	117,896	105,480
Property taxes	22,125	21,042
Insurance	2,422	2,205
Construction management	164	384
Change in fair value of contingent consideration	(3,403)	1,300
Depreciation and amortization	130,620	111,623
General and administrative	30,678	15,951
Transactions	81	1,763
Other	—	36

Total operating expenses	300,583	259,784

Operating income	90,007	98,586

Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	2,581	2,335
Gain on contribution of property to unconsolidated joint venture	1,906	—
Interest and other income	1,727	41
Interest expense	(47,374)	(48,078)
Tax expense	(1,838)	(1,203)
Loss from early extinguishment of debt	(292)	—

Net Income	46,717	51,681
Net income attributable to noncontrolling interests	(805)	(970)

Net Income Attributable to Digital Realty Trust, Inc.	45,912	50,711
Preferred stock dividends	(11,726)	(8,054)

Net Income Available to Common Stockholders	$34,186	$42,657

Net income per share available to common stockholders:
Basic	$0.27	$0.34
Diluted	$0.26	$0.34

Weighted average shares outstanding:
Basic	128,535,995	126,445,285
Diluted	129,136,961	126,738,339

Digital Realty Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
ASSETS	(unaudited)
Investments in real estate
Properties:
Land	$685,640	$693,791
Acquired ground leases	14,680	14,618
Buildings and improvements	8,834,693	8,680,677
Tenant improvements	490,697	490,492

Total investments in properties	10,025,710	9,879,578
Accumulated depreciation and amortization	(1,665,421)	(1,565,996)

Net investments in properties	8,360,289	8,313,582
Investment in unconsolidated joint ventures	81,411	70,504

Net investments in real estate	8,441,700	8,384,086
Cash and cash equivalents	70,242	56,808
Accounts and other receivables, net	181,433	181,163
Deferred rent	415,515	393,504
Acquired above market leases, net	49,521	52,264
Acquired in place lease value and deferred leasing costs, net	479,940	489,456
Deferred financing costs, net	34,295	36,475
Restricted cash	42,842	40,362
Assets held for sale	25,070	—
Other assets	64,836	51,627

Total Assets	$9,805,394	$9,685,745

LIABILITIES AND EQUITY
Global revolving credit facility	$790,500	$724,668
Unsecured term loan	1,026,891	1,020,984
Unsecured senior notes, net of discount	2,368,848	2,364,232
Exchangeable senior debentures	266,400	266,400
Mortgage loans, net of premiums	554,742	585,608
Accounts payable and other accrued liabilities	614,645	662,687
Accrued dividends and distributions	—	102,509
Acquired below market leases, net	123,152	130,269
Security deposits and prepaid rents	180,886	181,876
Liabilities associated with assets held for sale	3,610	—

Total Liabilities	5,929,674	6,039,233

Equity:
Stockholders' equity	3,831,233	3,610,516
Noncontrolling interests	44,487	35,996

Total Equity	3,875,720	3,646,512

Total Liabilities and Equity	$9,805,394	$9,685,745

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income available to common stockholders	$34,186	$42,977	$42,657
Adjustments:
Noncontrolling interests in operating partnership	693	849	824
Real estate related depreciation and amortization (1)	129,496	125,671	110,690
Real estate related depreciation and amortization related to investment in unconsolidated joint ventures	1,628	1,387	833
Gain on contribution of properties to unconsolidated joint venture	(1,906)	(555)	—

FFO available to common stockholders and unitholders (2)	$164,097	$170,329	$155,004

Basic FFO per share and unit	$1.25	$1.30	$1.20
Diluted FFO per share and unit (2)	$1.22	$1.26	$1.16
Weighted average common stock and units outstanding
Basic	131,143	130,982	128,888
Diluted (2)	138,162	137,891	137,680
(1) Real estate related depreciation and amortization was computed as follows:
Depreciation and amortization per income statement	130,620	126,776	111,623
Non-real estate depreciation	(1,124)	(1,105)	(933)

	$129,496	$125,671	$110,690

(2)	At March 31, 2013, we had 0 series D convertible preferred shares outstanding, as a result of the conversion of all remaining shares on February 26, 2013, which calculates into 1,909 common shares on a weighted average basis for the three months ended March 31, 2013. For the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, we have excluded the effect of dilutive series E, series F, series G and series H preferred stock, as applicable, that may be converted upon the occurrence of specified change in control transactions as described in the articles supplementary governing the series E, series F, series G and series H preferred stock, as applicable, which we consider highly improbable; if included, the dilutive effect for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013 would be 14,582, 15,372 and 7,161 shares, respectively. In addition, we had a balance of $266,400 of 5.50% exchangeable senior debentures due 2029 that were exchangeable for 6,806, 6,712 and 6,590 common shares on a weighted average basis for the three months ended March 31, 2014, December 31, 2013 and March 31, 2013, respectively. See below for calculations of diluted FFO available to common stockholders and unitholders and weighted average common stock and units outstanding.

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
FFO available to common stockholders and unitholders	$164,097	$170,329	$155,004
Add: Series D convertible preferred dividends	—	—	—
Add: 5.50% exchangeable senior debentures interest expense	4,050	4,050	4,050

FFO available to common stockholders and unitholders — diluted	$168,147	$174,379	$159,054

Weighted average common stock and units outstanding	131,143	130,982	128,888
Add: Effect of dilutive securities (excluding series D convertible preferred stock and 5.50% exchangeable senior debentures)	213	197	293
Add: Effect of dilutive series D convertible preferred stock	—	—	1,909
Add: Effect of dilutive 5.50% exchangeable senior debentures	6,806	6,712	6,590

Weighted average common stock and units outstanding — diluted	138,162	137,891	137,680

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Funds From Operations (FFO) to Core Funds From Operations (CFFO)

(in thousands, except per share and unit data)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
FFO available to common stockholders and unitholders — diluted	$168,147	$174,379	$159,054
Termination fees and other non-core revenues (3)	(2,047)	—	(248)
Significant transaction expenses	81	1,108	1,763
Loss from early extinguishment of debt	292	608	—
Change in fair value of contingent consideration (4)	(3,403)	(1,749)	1,300
Equity in earnings adjustment for non-core items	843	—	—
Severance accrual and equity acceleration (5)	12,430	—	—
Other non-core expense adjustments (6)	—	7	36

CFFO available to common stockholders and unitholders — diluted	$176,343	$174,353	$161,905

Diluted CFFO per share and unit	$1.28	$1.26	$1.18

(3)	Includes one-time fees, proceeds and certain other adjustments that are not core to our business.
(4)	Relates to earn-out contingency in connection with Sentrum Portfolio acquisition.
(5)	Relates to severance charge of approximately $12.4 million, or $0.09 per share and unit, related to the departure of the company’s former Chief Executive Officer.
(6)	Includes reversal of accruals and certain other adjustments that are not core to our business.

Digital Realty Trust, Inc. and Subsidiaries

Reconciliation of Net Income Available to Common Stockholders to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net income available to common stockholders	$34,186	$42,977	$42,657

Interest	47,374	45,996	48,078
Loss from early extinguishment of debt	292	608	—
Taxes	1,838	(473)	1,203
Depreciation and amortization	130,620	126,776	111,623

EBITDA	214,310	215,884	203,561

Change in fair value of contingent consideration	(3,403)	(1,749)	1,300
Severance accrual and equity acceleration	12,430	—	—
Gain on contribution of properties to unconsolidated joint venture	(1,906)	(555)	—
Noncontrolling interests	805	964	970
Preferred stock dividends	11,726	11,726	8,054

Adjusted EBITDA	$233,962	$226,270	$213,885

A reconciliation of the range of 2014 projected net income to projected FFO and core FFO follows:

Low—High
Net income available to common stockholders per diluted share	$1.05 - 1.15
Add:
Real estate depreciation and amortization	$3.69
Less:
Dilutive impact of convertible stock	($0.04)

Projected FFO per diluted share	$4.70 – 4.80

Adjustments for items that do not represent core expenses and revenue streams	$0.10

Projected core FFO per diluted share	$4.80 – 4.90

Funds From Operations

Digital Realty calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with U.S. GAAP), excluding gains (or losses) from sales of property, impairment charges, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

Core Funds from Operations

We present core funds from operations, or CFFO, as a supplemental operating measure because, in excluding certain items that do not reflect core revenue or expense streams, it provides a performance measure that, when compared year over year, captures trends in our core business operating performance. We calculate CFFO by adding to or subtracting from FFO (i) termination fees and other non-core revenues, (ii) significant transaction expenses, (iii) loss from early extinguishment of debt, (iv) costs on redemption of preferred stock, (v) significant property tax adjustments, net and (vi) other non-core expense adjustments. Because certain of these adjustments have a real economic impact on our financial condition and results from operations, the utility of CFFO as a measure of our performance is limited. Other REITs may not calculate CFFO in a consistent manner. Accordingly, our CFFO may not be comparable to other REITs’ CFFO. CFFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.

EBITDA and Adjusted EBITDA

We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, straight-line rent expense adjustment attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, gain on contribution of properties to unconsolidated joint venture, non-controlling interests, and preferred stock dividends. Adjusted EBITDA is EBITDA excluding straight-line rent expense adjustment attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, gain on contribution of properties to unconsolidated joint venture, non-controlling interests, and preferred stock dividends. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other REITs may calculate EBITDA and Adjusted EBITDA differently than we do; accordingly, our EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income computed in accordance with GAAP as a measure of our financial performance.

Additional Definitions

Debt-to-Adjusted EBITDA ratio is calculated using total debt at balance sheet carrying value less unrestricted cash and cash equivalents divided by the product of Adjusted EBITDA multiplied by four.

Net debt plus preferred to total enterprise value is mortgage debt and other loans plus preferred stock divided by mortgage debt and other loans plus the liquidation value of preferred stock and the market value of outstanding Digital Realty Trust, Inc. common stock and Digital Realty Trust, L.P. units, assuming the redemption of Digital Realty Trust, L.P. units for shares of Digital Realty Trust, Inc. common stock.

Fixed charge coverage ratio is Adjusted EBITDA divided by the sum of GAAP interest expense, scheduled debt principal payments and preferred dividends. For the quarter ended March 31, 2014, GAAP interest expense was $47.4 million and scheduled debt principal payments and preferred dividends was $15.1 million.